Exhibit 10.43
MEMORANDUM

TO:	Board of Directors
FROM:	Bob Licht
DATE:	July 2, 2010 (revised October 7, 2010)
SUBJECT:	Director Fees and Expenses
The following is a summary of the retainers and meeting fees payable to directors effective July 1, 2010.
Retainers and Fees
     Annual Retainers

$35,000	Board retainer
$20,000	additional annual retainer for chair of Finance and Audit Committee
$5,000	additional annual retainer for members of Finance and Audit Committee (other than Chair)
$15,000	additional annual retainer for chairs of Corporate Governance Committee, Compensation and Management Development Committee and Science and Technology Committee
$60,000	additional annual retainer for Chairman of the Board
Annual retainers will be paid in four equal quarterly installments.
     Meeting Fees

$2,500	each Board meeting attended (in person or by videoconference)
$1,500	each Board meeting attended (by teleconference)
$1,500	each committee meeting attended (in person or by teleconference)
Meeting fees will be paid for attendance at formal meetings of the Board or its committees, i.e., those for which meeting minutes are prepared. Meeting fees will not be paid for informal gatherings of directors.
     Special Service Fee (extraordinary)

$1,000	each full day of service
The special service fee is for a full day of service, excluding services (and travel) relating to Board or committee meetings, at the request of the Board or the Company and which involves extensive travel by a director. It is expected that situations for which a special service fee is due will be infrequent.